Exhibit 5.1

Our ref	EWR/830670-000003/41019406v10

Global Development Engineering Company Limited

Kingston Chambers
PO Box 173
Road Town
Tortola, VG1110
British Virgin Islands

4 December 2025

Global Development Engineering Company Limited

We have acted as counsel as to British Virgin Islands law to Global Development Engineering Company Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, the offering and sale of:

(a)	up to 4,312,500 ordinary shares of no par value of the Company (the “Ordinary Shares”) (including 562,500 Ordinary Shares, which the several underwriters (the “Underwriters”), for whom Cathay Securities Inc. is acting as representative (the “Representative”), will have a 45-day option to purchase from the Company to cover over-allotments, if any); and

(b)	up to 215,625 Ordinary Shares of the Company that may be issued upon exercise of the Representative’s Warrants (as defined in the Registration Statement) (the “Warrant Shares”).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 3 December 2025, including the Company’s Certificate of Incorporation and the memorandum and articles of association registered on 25 April 2024 (the “Memorandum and Articles”).

1.2	A list of the Company’s directors provided by the Registry of Corporate Affairs dated 3 December 2025 (the “Registry List of Directors”).

1.3	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 3 December 2025 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.4	The written resolutions of the board of directors of the Company dated 12 September 2025 (the “Resolutions”).

1.5	A Certificate of Incumbency dated 3 December 2025, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 3 December 2025 (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company a copy of which is attached to this opinion (the “Director’s Certificate”).

1.8	The Registration Statement.

1.9	A draft of the form of the purchase warrant agreement constituting the Representative’s Warrants (the “Warrant Documents”).

The documents listed in paragraphs 1.8 and 1.9 above shall be referred to collectively herein as the “Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors, the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

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2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.7	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.8	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares or Warrant Shares.

2.9	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.10	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Criminal Conduct Act (As Revised)).

2.11	At the time of the issue of any Warrant Shares upon exercise of the Representative’s Warrants:

(a)	the laws of the British Virgin Islands (including the BVI Business Companies Act (As Revised) (the “Companies Act”)) will not have changed;

(b)	the Company will have sufficient authorised an unissued shares under the Memorandum and Articles; and

(c)	the Memorandum and Articles will not have been altered, amended or restated.

2.12	The Ordinary Shares and Warrant Shares issued pursuant to the Documents have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

2.13	The Company will receive or has received, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were, or will be, issued for less than par value.

2.14	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

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2.15	The Warrant Shares to be issued upon exercise of the Representative’s Warrants are issued for cash consideration, or, to the extent that any Warrant Shares to be issued upon exercise of the Representative’s Warrants are to be issued, in whole or in part, for non-cash consideration, the Company has passed or will pass a resolution of directors in respect of such Warrant Shares stating:

(a)	the amount to be credited for the issue of such Warrant Shares; and

(b)	that, in their opinion, the present cash value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Warrant Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the Companies Act, is in good standing at the Registry of Corporate Affairs and is validly existing under the laws of the British Virgin Islands.

3.2	The Company is authorized to issue an unlimited number of Ordinary Shares of no par value.

3.3	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Ordinary Shares will be validly issued and, assuming that all of the consideration is received by the Company, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.4	The execution, delivery and performance of the Warrant Documents have been authorised by and on behalf of the Company and, once the Warrant Documents have been executed and delivered by any director or officer of the Company, the Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The Warrant Shares to be issued by the Company upon exercise of the Representative’s Warrants have been duly authorised for issue, and when issued by the Company against payment in full of the consideration set out in the Warrant Documents and in accordance with the terms set out in the Warrant Documents, such Warrant Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.6	The statements included in the prospectus included in the Registration Statement under the heading “British Virgin Islands Taxation”, insofar as such statements summarise the laws of the British Virgin Islands, are accurate and fairly represent in all material respects summaries of British Virgin Islands laws and regulations.

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4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

4.4	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.5	We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.6	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraphs 3.2 and 3.3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares or Warrant Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

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4.7	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.8	The search of records of proceedings available at the High Court Registry would not reveal any proceeding which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the High Court Registry).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Ordinary Shares and Warrant Shares pursuant to the Documents. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

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Appendix A

Director’s Certificate

To:	Maples and Calder
5th Floor, Ritter House
PO Box 173
Road Town
Tortola
British Virgin Islands

___________________ 2025

Global Development Engineering Company Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of British Virgin Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The director resolutions dated 12 September 2025 (the “Resolutions”) were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company). The Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	Immediately prior to the issue of the Ordinary Shares and Warrant Shares, the Company had or will have sufficient authorised but unissued shares in order for Ordinary Shares and Warrant Shares to be issued as contemplated by the Documents.

4	All shares of the Company in issue immediately prior to the offering of Ordinary Shares or Warrant Shares have been duly authorised and are validly issued as fully paid and non-assessable.

5	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

6	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Sui Hei Chain and King Wan Leung.

7	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

8	The Company has not created any charges over any of its property or assets.

9	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Company was, or will be, able to pay its debts as they fell, or fall, due and the transactions to which the Registration Statement relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

10	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

11	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

12	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Member taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

13	The Company has at no time had employees.

14	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

15	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

16	No invitation has been made or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares or Warrant Shares.

17	The Ordinary Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

18	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

19	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

[Signature page follows]

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:
Name:
Title:	Director

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